Telestone Technologies Corporation Wins Bid From China Mobile LTD

BEIJING--(MARKET WIRE)—March 12, 2007 -- Telestone Technologies Corporation (NASDAQ:TSTC - News), a leading provider of indoor wireless communication coverage solutions primarily in the People's Republic of China (PRC), announced Monday a contract with China Mobile, LTD in excess of $4.5 million (USD). The project calls for TSTC’s RF products and to integrate service from China Mobile LTD for its Wireless Indoor Coverage for 2007. TSTC will provide eight types of products that will be used in numerous configurations including repeaters, line-amplifiers and passive components. China Mobile LTD headquarters held the bid at the end of 2006. It’s the second year for China Mobile LTD to hold this bid, but it’s the first time for TSTC to win the bid.

"This contract will further enhance the cooperation between the two companies as we continue to strengthen our relationship with China Mobile, LTD by providing them with our innovative technology and superior service,” stated Telestone President & CEO, Mr. Daqing Han.

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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Telestone Technologies Corporation
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Mark Miller
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